                                                                  EXHIBIT 10.12

                            ERESEARCHTECHNOLOGY, INC.

                                 2007 BONUS PLAN

     Set forth below is a summary of the 2007 Bonus Plan approved by the Compensation Committee of the Board of Directors on February 15, 2007, to be effective for fiscal 2007.

     The purpose of the plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, and to help the Company attract and retain employees by providing attractive compensation opportunities linked to performance results. All of the Company's employees are eligible to participate in the plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel who participate in a separate commission incentive plan do not participate in the plan.

     In general, awards will be based upon the extent to which a specified combination of the following performance targets are achieved:

     -    Revenues;

     -    Income Before Income Taxes;

     - Contract Revenues Targets (revenue projected to be generated by new contracts into which the Company enters with all but certain specified customers during the applicable bonus period, regardless of when the revenue is actually recognized by the Company); and

     -    Individual performance goals.

     The Compensation Committee establishes the performance targets and individual performance goals for the Company's President and Chief Executive Officer and Chief Financial Officer. The President and Chief Executive Officer establishes the performance targets and individual performance goals for the executive officers. Performance targets for the remainder of the plan participants are set by the President and Chief Executive Officer; while departmental supervisors establish the individual performance goals for other participants in their respective departments.

     Each participant in the plan has a targeted bonus opportunity, and a specified percentage of that opportunity relates to the extent to which each performance target applicable to the participant is achieved. For each performance target other than departmental or individual performance goals, the plan sets forth specific levels at which 50%, 75%, 100%, 125% and 150% of the target is achieved. A participant receives that specified percentage of the portion of the bonus opportunity applicable to the target to the extent a particular benchmark is achieved. Where the extent to which a target is achieved falls between the specified percentage targets, the participant receives a pro rated portion of the bonus opportunity. As a result of the foregoing, the maximum bonus payable to a participant under the plan is 150% of the participant's bonus opportunity. For departmental and individual performance goals, the participant's departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned.

     The bonus opportunities and the related performance targets for each of the Company's executive officers are as follows:
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
                                                                                 PERCENTAGE OF BONUS BASED ON:
                                                                      --------------------------------------------------
                                                                                                                 GLOBAL
                                                                                   INCOME                       CONTRACT
                                                                                   BEFORE       INDIVIDUAL      REVENUES
                                                        BONUS                      INCOME       PERFORMANCE     TARGETS
NAME                       POSITION                  OPPORTUNITY      REVENUES      TAXES          GOALS          (2)
-------------------------  ----------------------    -----------      --------     -------      -----------     --------
Michael J. McKelvey, Ph.D  President, Chief            185,000           20          60              20              -
                           Executive Officer and
                           Director

Joel Morganroth, MD1       Chairman of the Board        94,640           30          70               -              -
                           of Directors and
                           Chief Scientific
                           Officer

Richard A. Baron           Executive Vice              137,500           20          60              20              -
                           President, Chief
                           Financial Officer and
                           Secretary

Thomas P. Devine           Executive Vice              112,500           20          60              20              -
                           President and Chief
                           Development Officer

Amy Furlong                Executive Vice              110,000           20          60              20              -
                           President, Cardiac
                           Safety

Jeffrey S. Litwin, MD      Executive Vice              130,000           20          35              20             25
                           President and Chief
                           Medical Officer

John M. Blakeley           Senior Vice                  95,000           30          30              40              -
                           President,
                           International
                           Operations and Sales

Robert S. Brown            Senior Vice                 117,500           20          60              20              -
                           President, Strategic
                           Marketing, Planning &
                           Outsourcing
                           Partnerships

George Tiger               Senior Vice                 100,000           30          30               -             40
                           President, Americas
                           Sales

1. Dr. Morganroth's bonus, if any, is earned by and paid to his professional corporation pursuant to the management consulting agreement between Joel Morganroth M.D., P.C. and the Company.

2. If a contract is cancelled, completed or otherwise terminated without the Company recognizing the revenues contemplated by a Contract Revenues Target based on which a bonus has been paid, then any portion of the bonus that would not have been paid had such unrecognized revenues not been included in the Contract Revenues Target will be deducted from any future bonus payable under the Plan or any future bonus plan and may, in the alternative, be deducted from other future compensation payable to the affected participant.

     Notwithstanding the foregoing, the Committee retains the discretion under the plan to adjust the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income and Contract Revenues targets, are achieved.




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